U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    GREGORY                          JOHN               M.
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   (Last)                           (First)             (Middle)

    340 EDGEMONT AVENUE, SUITE 500
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                                    (Street)

    BRISTOL,                         TN                 37620
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    CELLEGY PHARMACEUTICALS, INC. (CLGY)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

    11/20/2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check applicable line)

   [   ] Form filed by one Reporting Person
   [ X ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                       2A.          3.           Disposed of (D)                 Beneficially  Form:     7.
                                       Deemed       Transaction  (Instr. 3, 4 and 5)             Owned Follow- Direct    Nature of
                          2.           Execution    Code         ------------------------------- ing Reported  (D) or    Indirect
1.                        Transaction  Date, if     (Instr. 8)                   (A)             Transaction   Indirect  Beneficial
Title of Security         Date         any          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                (mm/dd/yy)   (mm/dd/yy)    Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK              11/20/02     N/A          P            15,400          A      $3.33    4,053,400     D
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK              11/21/02     N/A          P            23,500          A      $3.57    4,076,900     D
====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.
                                                                                                            Number
                                                                                                            of       10.
                                                                                                            Deriv-   Owner-
                                                                                                            ative    ship
                  2.                                                                                        Secur-   of
                  Conver-                          5.                             7.                        ities    Deriv-  11.
                  sion                             Number of                      Title and Amount          Bene-    ative   Nature
                  of                               Derivative    6.               of Underlying     8.      ficially Secur-  of
                  Exer-            3A.     4.      Securities    Date             Securities        Price   Owned    ity:    In-
                  cise     3.      Deemed  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                  Price    Trans-  Execu-  action  or Disposed   Expiration Date  ----------------  Deriv-  ing      (D) or  Bene-
1.                of       action  tion    Code    of(D)         (Month/Day/Year)           Amount  ative   Reported In-     ficial
Title of          Deriv-   Date    Date,   (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative        ative    (Month/ (Month/ 8)      4 and 5)      Date     Expira-           Number  ity     action(s)(I)     ship
Security          Secur-   Day/    Day/    ------  ------------  Exer-    tion              of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   Code V   (A)   (D)    cisable  Date    Title     Shares  5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation  of  Responses:




By: /s/ John M. Gregory                                 11/22/2002
    -----------------------------------------            -----------------------
    **Signature of Reporting Person                      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                             JOINT FILER INFORMATION


Name:                      Joan P. Gregory

Address:                   340 Edgemont Avenue, Suite 500
                           Bristol, TN 37620

Designated Filer:          John M. Gregory

Issuer & Ticker
Symbol:                    Cellegy Pharmaceuticals, Inc. (CLGY)

Date of Event
Requiring Statement:       November 20, 2002





Signature: /s/ Joan P. Gregory
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